UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Grisik, John J.
   c/o Goodrich Corporation
   2730 West Tyvola Rd.
   Charlotte, NC  28217
2. Date of Event Requiring Statement (Month/Day/Year)
   02/01/02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Goodrich Corporation
   GR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Group President, Landing Gear Systems
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |24,783.5872           |(D)             |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |*        |1/2/05   |Common Stock           |5,800    |$21.7813  |(D)          |                           |
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Common Stock            |*        |1/1/06   |Common Stock           |11,400   |$34.3750  |(D)          |                           |
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Common Stock            |*        |1/1/07   |Common Stock           |10,400   |$40.1250  |(D)          |                           |
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Common Stock            |*        |1/1/08   |Common Stock           |11,800   |$41.4062  |(D)          |                           |
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Common Sstock           |**       |1/3/09   |Common Stock           |15,500   |$36.1563  |(D)          |                           |
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Common Stock            |**       |1/2/10   |Common Stock           |34,200   |$26.5938  |(D)          |                           |
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Common Stock            |**       |1/1/11   |Common Stock           |5,520    |$35.6875  |(D)          |                           |
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Common Stock            |**       |1/1/11   |Common Stock           |22,080   |$38.62    |(D)          |                           |
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Common Stock            |**       |1/1/12   |Common Stock           |33,200   |$26.19    |(D)          |                           |
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
Explanation of Responses:
*    Fully
Vested
**  Vests in 35%, 35% and 30%
increments.
SIGNATURE OF REPORTING PERSON
/s/ John J. Grisik
DATE
2/4/02